Form 51-102F3

                             MATERIAL CHANGE REPORT

                    Section 7.1 of National Instrument 51-102
                        Continuous Disclosure Obligations



ITEM 1:  REPORTING ISSUER

         Barrick Gold Corporation
         BCE Place
         Canada Trust Tower
         161 Bay Street, Suite 3700
         P.O. Box 212
         Toronto, ON  M5J 2S1


ITEM 2:  DATE OF MATERIAL CHANGE

         November 8, 2004


ITEM 3:  PRESS RELEASE

         A press release was issued by Barrick Gold Corporation ("Barrick") on November 8, 2004. A copy of the press release is attached hereto.


ITEM 4:  SUMMARY OF MATERIAL CHANGE

         On November 8, 2004, Barrick and its wholly owned subsidiary Barrick Gold Finance Company ("BGFC") entered into an underwriting agreement to issue US$750,000,000 in debt securities comprised of US$200,000,000 of 5.80% notes due 2034 of Barrick, US$350,000,000 of 4.875% notes due 2014 of BGFC, guaranteed by Barrick, and US$200,000,000 of 5.80% notes due 2034 of BGFC, guaranteed by Barrick. The offering was completed on November 12, 2004.

ITEM 5:  FULL DESCRIPTION OF MATERIAL CHANGE

         On November 8, 2004, Barrick and BGFC entered into an underwriting agreement to issue US$750,000,000 in debt securities comprised of US$200,000,000 of 5.80% notes due 2034 of Barrick, US$350,000,000 of 4.875% notes due 2014 of BGFC, guaranteed by Barrick, and US$200,000,000 of 5.80% notes due 2034 of BGFC, guaranteed by Barrick. The sale of the notes was under Barrick's shelf prospectus that allows for the issuance of debt securities by Barrick, BGFC and Barrick Gold Inc. in an aggregate principal amount of up to US$1 billion. The offering was completed on November 12, 2004.


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                                     - 2 -


         The offering was underwritten by a syndicate of underwriters led by Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. The notes were offered only in the United States.

         Each of the three series of notes has been assigned a rating of "A" by Standard and Poor's, "A" by Dominion Bond Rating Service and "Baa1" by Moody's Investors Service, respectively.

         The net proceeds from the offering will be used to make investments in Barrick subsidiaries and for general corporate purposes, including funding construction at Barrick's development projects.

ITEM 6:  RELIANCE ON SUBSECTION 7.1(2) or (3) of NATIONAL
         INSTRUMENT 51-102

         Not applicable.


ITEM 7:  OMITTED INFORMATION

         Not applicable.


ITEM 8:  SENIOR OFFICER

         The following senior officer of Barrick is knowledgeable about the material change and this report:

         Sybil E. Veenman
         Vice-President, Assistant General Counsel & Secretary
         (416) 861-9911

ITEM 9:  STATEMENT OF SENIOR OFFICER

         The foregoing accurately discloses the material change referred to herein.


         DATED at Toronto, Ontario this 16th day of November, 2004.


                                           by
                                             -----------------------------------
                                              Sybil E. Veenman
                                              Vice-President, Assistant General
                                              Counsel & Secretary

[BARRICK LOGO] [GRAPHIC OMITTED]

INFORMATION RELEASE - TORONTO, November 8, 2004

For Immediate Release
All amounts in United States dollars

Barrick announces sale of U.S.$750,000,000 in debt securities

Toronto, November 8, 2004 .... Barrick Gold Corporation and its wholly owned subsidiary Barrick Gold Finance Company announced today that they have entered into an underwriting agreement to issue U.S.$750,000,000 in debt securities comprised of: U.S.$200,000,000 of 5.80% notes due 2034 of Barrick Gold Corporation; U.S.$350,000,000 of 4.875% notes due 2014 of Barrick Gold Finance Company, guaranteed by Barrick Gold Corporation; and U.S.$200,000,000 of 5.80% notes due 2034 of Barrick Gold Finance Company, guaranteed by Barrick Gold Corporation.

This offering is being underwritten by a syndicate of underwriters led by Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. Closing is expected to take place on November 12, 2004. The notes are being offered only in the United States.

The net proceeds from this offering will be used to make investments in Barrick subsidiaries and for general corporate purposes, including funding construction at Barrick's development projects.

The sale of the notes is under Barrick's shelf prospectus that allows for the issuance of debt securities by Barrick Gold Corporation, Barrick Gold Finance Company and Barrick Gold Inc. in an aggregate principal amount of up to U.S.$1 billion.

A copy of the prospectus can be obtained from the Prospectus Department of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York, 10036 or Deutsche Bank Securities Inc., 1251 Avenue of the Americas, 25th Floor, New York, New York, 10020, Attention: Brian Guerra.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Barrick's shares are traded on the Toronto, New York, London and Swiss stock exchanges and the Paris Bourse.

INVESTOR CONTACT:                 MEDIA CONTACT:

Darren Blasutti                   Vincent Borg
Vice President,                   Vice President,
Investor Relations                Corporate Communications
Tel: (416) 307-7341               Tel: (416) 307-7477
Email: dblasutti@barrick.com      Email: vborg@barrick.com